Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our reports dated June 25, 2021 relating to the financial statements of AB Corporate Income Shares, AB Municipal Income Shares, AB Taxable Multi-Sector Income Shares, AB Impact Municipal Income Shares and AB Tax-Aware Real Return Income Shares, each a series constituting AB Corporate Shares, for the year ended April 30, 2021, which are incorporated by reference in this Post-Effective Amendment No. 41 to the Registration Statement (Form N-1A No. 333-112207) of AB Corporate Shares.

/s/ ERNST & YOUNG LLP

New York, New York

August 27, 2021